Exhibit 44

English Translation of Chinese Original

Memorandum of Understanding

This Memorandum of Understanding (this “MOU”) is made on December 30, 2016 by and between:

(1)             Nanjing Ying Peng Hui Kang Medical Industry Investment Partnership (limited partnership), a limited partnership established and validly existing under the laws of the People’s Republic of China with its uniform social credit code being 91320100MA1MXB228T (the “Fund” or the “Purchaser”); and

(2)             Bio Garden Inc., a limited liability company established and validly existing under the laws of the British Virgin Islands (“Bio Garden”).

Each of the Purchaser and Bio Garden is individually referred to as a “Party” and are collectively referred to as the “Parties”.

Whereas,

(1)             The Purchaser, Golden Meditech Stem Cells (BVI) Company Limited (the “Seller”) and Golden Meditech Holdings Limited (“Golden Meditech”) entered into a Share Purchase Agreement on December 30, 2016 (the “SPA”), pursuant to which, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, 78,874,106 ordinary shares (the “Golden Meditech Shares”) in China Cord Blood Corporation (“CCBC”) at the Purchase Price (as defined in the SPA).

(2)             Pursuant to the SPA, the Purchaser and the Seller shall open an escrow bank account (the “Golden Meditech Escrow Account”) in the name of a domestic subsidiary of Golden Meditech as designated by the Seller (the “Seller Designee”), and the Purchaser shall deposit an amount equal to RMB5,764,000,000 (the “Escrow Money”) into the Golden Meditech Escrow Account in accordance with the SPA.

(3)             Bio Garden is the controlling shareholder of Golden Meditech.

(4)             The Seller is a wholly-owned subsidiary of Golden Meditech.

Unless otherwise agreed or defined herein, terms used herein shall have the meanings ascribed thereto in the SPA.

The Parties hereby reach agreement as follows:

Bio Garden hereby undertakes and warrants that Bio Garden will exercise its rights or powers in and to Golden Meditech as a shareholder and/or take any other reasonable actions permitted by applicable laws and regulations so as to ensure that:

(1)   the Seller will perform its undertakings to grant the Seller Charge over Target Assets in favor of the Purchaser as prescribed in Section 2.4(8) of the SPA;

(2)   the Seller (including the Seller Designee) will perform its undertakings as prescribed in Section 2.4(3) of the SPA that:

(i)    it shall not unilaterally dispose the Escrow Money in any way whatsoever prior to its grant of a charge over the Golden Meditech Shares under the SPA in favor of the Purchaser in accordance with Section 2.4(8) of the SPA, including without limitation, debiting, transferring, withdrawing, paying out from, redepositing, or purchasing any wealth-management products with the Escrow Money; and

(ii)   the Seller and the Purchaser shall jointly cause the escrow agreement to provide that, if the Seller fails to grant a charge over the Golden Meditech Shares in favor of the Purchaser in accordance with Section 2.4(8) of the SPA, the Purchaser shall have the right to unilaterally instruct the Escrow Bank to transfer the Escrow Money back to the Purchaser Escrow Account until the time when the Seller has granted the charge over the Golden Meditech Shares in favor of the Purchaser in accordance with Section 2.4(8) of the SPA, in which case the Seller shall concurrently become entitled to unilaterally instruct the Escrow Bank to transfer the Escrow Money from the Purchaser Escrow Account back to the Golden Meditech Escrow Account.

Bio Garden shall irrevocably guarantee the Seller’s full performance of its undertakings as provided in Section 2.4(3) or 2.4(8) of the SPA.

For the avoidance of doubt, any agreement or undertaking in this MOU shall not prejudice any right of the Seller under the SPA in any aspect, including without limitation, any exercise of the right to seek remedies, indemnification or the right of defense.

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(Signature Page to the Memorandum of Understanding)

Nanjing Ying Peng Hui Kang Medical Industry Investment Partnership (limited partnership) (Seal)

Signed by:	XU Ping
Name: XU Ping

Title: Authorized Representative of the Executive Partner

Bio Garden Inc.

Signed by:	KAM Yuen
Name: KAM Yuen

Title: Director